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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                        CONTACT: JAY ROSSER
JULY 6, 1995                                                      (214) 402-7019



           MESA TO EXPAND REVIEW OF STRATEGIC ALTERNATIVES AS PART OF
                         ONGOING RESTRUCTURING PROGRAM


    Sale of Hugoton Natural Gas Reserves Moves Forward, Sale or Merger to be
                                   Considered


     (IRVING, Texas) -- The board of directors of MESA Inc. today reaffirmed their commitment to the restructuring of the company, and expanded the program to include consideration of a sale or merger of MESA.

     The board also approved an 18-month shareholder rights plan designed to ensure that the company can proceed at a proper pace to explore fully all options to maximize shareholder value.

     "We have been pursuing a restructuring program to reduce debt, restore profitability and fully capitalize on our exploration and production capabilities," said Boone Pickens, MESA's chairman and chief executive officer. "This restructuring, involving the sale of about two-thirds of MESA's existing reserves, would result in a smaller but financially stronger MESA, with excellent growth prospects resulting from our successful Gulf of Mexico exploration program.

     "In addition to pursuing this restructuring, we will expand our review of strategic alternatives to include a sale or merger of the company to see if that would provide the best economic results for shareholders, and the board has retained Lehman Brothers to manage those efforts," Pickens said. "We've built a great company with valuable assets and skilled, dedicated employees, and we're going to do the job right. We will not be forced into limiting our options simply to respond to David

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Batchelder's arbitrary and self-serving timetable.  We will move forward quickly, but to fully explore and evaluate all of these alternatives may take longer than six months."

     "As MESA's largest individual shareholder, I have as great a stake as anyone in achieving maximum shareholder value," continued Pickens, who owns 7.5 percent of MESA. "Our board has significant ownership and has extensive experience representing the interests of shareholders."

     The board's action follows the initiation of a lawsuit on July 3 in federal district court in Dallas against Batchelder, Marvin Davis, Dennis Washington and others alleging they violated federal securities laws in connection with their acquisition of MESA stock. The suit contends that the group secretly accumulated a large block of MESA stock through a "hub and spoke" scheme orchestrated by Batchelder that should have been disclosed as early as a year ago. Batchelder, who owns no MESA stock for his own account, has acknowledged that he will profit through arrangements with Washington, Davis and others giving him a share of any profits realized in their MESA investment through December 31, 1995.

Restructuring Program Moves Forward
- - -----------------------------------

     MESA's restructuring program currently includes the sale of its Hugoton properties, representing approximately two-thirds of MESA's asset base. The Hugoton field is the nation's premiere natural gas reservoir. Proceeds of any sale would be used to reduce MESA's debt. Pickens provided the following details on the status of the restructuring alternatives:

     . MESA is pursuing discussions with several of the parties involved in the recently concluded unsuccessful auction of its Hugoton properties.
        These parties have

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        received preliminary information relating to eight property packages to be created from MESA's total Hugoton interests. The company is currently in discussions with those parties.

     . MESA has nearly completed the preparation of final reserve, production and financial information relating to the eight segments of its Hugoton properties. Unless agreement is reached with the parties referred to above, MESA and Lehman Brothers expect to begin a broader auction of these properties in mid August. This auction is designed to appeal to a broad range of domestic and foreign bidders.

     . With Lehman Brothers, MESA is developing other restructuring alternatives, including a joint venture involving a large portion of the Hugoton field. Lehman Brothers is actively pursuing potential partners for such a joint venture.

Sale or Merger Alternatives
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     At its meeting today, the board decided to expand its review of strategic alternatives to include the consideration of a sale of MESA to another company and a stock-for-stock merger of MESA with another company. The board authorized Lehman Brothers, working with management, to seek indications of interest from potential buyers and merger partners, both domestic and foreign. The board also noted that while it had determined that these alternatives should be explored to see if they would yield a superior value for shareholders, the board has not made any determination that the company will be sold or merged or that such a transaction would be in the best interests of shareholders. The company expects to have data rooms available for interested parties by September.

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     The sale/merger alternatives, like the restructuring alternatives, will be explored under the direction of MESA's entire board of directors. The board concluded, after consulting with counsel, that it is not necessary to form a special committee of the board to direct this process. Texas law charges the board of directors with this responsibility.

     The board noted that only two of MESA's 10 directors are officers of the company, and each of these officers is a substantial stockholder. The board also noted that while Batchelder proposed at the board meeting that such a committee be formed and that it exclude the inside directors, Batchelder had proposed to include himself on such a committee even though his only financial interest in MESA is a series of profit-sharing arrangements keyed to year-end 1995.

Shareholder Rights Plan Adopted
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     The board also approved a limited term shareholder rights plan that is designed to prevent coercive acquisition attempts during the process of evaluating restructuring, sale and merger alternatives. The narrow and focused approach of this rights plan is consistent with MESA's historical support for shareholders rights.

     In contrast to the typical shareholder rights plan with a duration of 10 years, MESA's plan is for an 18-month period. MESA's plan also differs from most other rights plans in that it gives shareholders the ultimate power to accept or reject any tender or exchange offer for all outstanding shares commenced after September 30, 1995 -- whether or not approved by the board -- if that offer remains open for at least 50 business days; in the case of a cash offer, is fully financed; in the case of an exchange offer, is made by a bidder with a net worth equal to or more than the current net worth of MESA; and results in the bidder owning at least 75 percent of the shares.

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     The provisions of the rights plan would be triggered if a person or group acquires beneficial ownership of 10 percent or more of MESA's stock after July 6, 1995, except pursuant to a permitted tender or exchange offer described above. However, if any person or group owns more than 10 percent as of the time of adoption of the plan, it would not be triggered unless that person or group acquires more than 100,000 additional shares. If triggered, the plan allows all shareholders, other than the person or group exceeding the ownership threshold, to purchase MESA common stock at a 50 percent discount.

     Holders of the company's common stock of record on July 17, 1995 will receive the rights issued under the new rights plan. A more complete description of the rights plan will be set forth in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission shortly.

MESA's Operations
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     MESA explores for, develops and produces natural gas, natural gas liquids and oil, ranking as one of the largest independent natural gas producers in the United States, with year-end 1994 reserves of more than 1.8 trillion cubic feet of natural gas equivalents. The company has drilled more than 4,800 wells over the past 30 years. Between 1990-94, the company drilled 300 wells and had 97 percent success. Since resuming exploration in the Gulf of Mexico in July of 1994, MESA has drilled eight consecutive successful wells. MESA has a number of exploration prospects on its 200,000 acres in the Gulf of Mexico, and more than 100 development locations in the West Panhandle field of Texas.

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